Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-4 of our report dated October 23, 1997, except as to the information presented in
Note 10, for which the date is February 12, 1998, on our audits of the financial statements of Transcell Technologies, Inc. (a Development Stage Company) as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, and for the period from October 21, 1991 (date of inception) to September 30, 1997. We also consent to the reference to our firm under the caption "Experts".



                                        /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts


April 6, 1998